Exhibit 99.1

LIMITED BRANDS REPORTS FIRST QUARTER 2008 EARNINGS

— PROVIDES SECOND QUARTER AND UPDATES FULL

YEAR 2008 EARNINGS GUIDANCE —

Columbus, Ohio, May 21, 2008 — Limited Brands, Inc. (NYSE: LTD) today reported 2008 first quarter results.

First Quarter Results

Earnings per share for the first quarter ended May 3, 2008, were $0.28 compared to $0.13 last year. First quarter operating income was $209.4 million compared to $108.5 million last year, and net income was $97.8 million compared to $52.9 million last year.

The 2008 results contain certain significant items totaling $0.18 per share. These items include:

•	A pre-tax gain of $128 million ($81 million after-tax), or $0.24 per share, related to the sale of a non-core joint venture; and

•	A pre-tax charge of $19 million ($19.6 million after-tax), or $0.06 per share, related to the impairment of the investment carrying value of another non-core joint venture.

Excluding these items, first quarter earnings per share were $0.11 compared to $0.13 last year; operating income was $100.4 million compared to $108.5 million last year; and net income was $36.4 million compared to $52.9 million last year.

Comparable store sales for the first quarter decreased 8 percent, and net sales were $1.925 billion compared to $2.311 billion last year.

2007 net sales include Express sales through July 6, 2007, the closing date of the sale of a majority interest to affiliates of Golden Gate Capital, and Limited Stores sales through Aug. 3, 2007, the closing date of the transfer of a majority interest to affiliates of Sun Capital Partners.

2008 Outlook

The company stated that it expects 2008 second quarter earnings per share to be $0.16 to $0.20 compared to $0.20 per share last year.

For 2008, the company expects earnings per share of $1.38 to $1.58, excluding the first quarter one-time items of $0.18 per share.

Earnings Call Information

Limited Brands will conduct its first quarter earnings call at 9:00 a.m. Eastern time on Thursday, May 22. To listen, call 1-866-583-6618 (International Dial-In Number: 1-706-643-0382). For an audio replay, call 1-866-NEWS-LTD (International Replay Number: 1-706-902-3452) or log onto www.Limitedbrands.com. Additional first quarter financial information is also available at www.Limitedbrands.com.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Pink, Bath & Body Works, C.O. Bigelow, La Senza, White Barn Candle Co. and Henri Bendel, presently operates 2,974 specialty stores. The company’s products are also available online at www.VictoriasSecret.com, www.BathandBodyWorks.com and www.LaSenza.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or the first quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or the first quarter earnings call:

•	general economic conditions, consumer confidence and consumer spending patterns;

•	the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms;

•	the seasonality of our business;

•	our ability to grow through new store openings and existing store remodels and expansions;

•	our ability to expand into international markets;

•	independent licensees;

•	our direct channel business including risks associated with our new distribution center;

•	our failure to protect our reputation and our brand images;

•	our failure to protect our trade names and trademarks;

•	market disruptions including severe weather conditions, natural disasters, health hazards, terrorist activities or the prospect of these events;

•	stock price volatility;

•	our failure to maintain our credit rating;

•	our ability to service our debt;

•

the highly competitive nature of the retail industry generally and the segments in which we operate, particularly risks associated with consumer acceptance of our products and our ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance our brand image;

•	the our ability to retain key personnel;

•	our ability to attract, develop and retain qualified employees and manage labor costs;

•	our reliance on foreign sources of production, including risks related to:

•	political instability,

•	duties, taxes, other charges on imports,

•	legal and regulatory matters,

•	currency and exchange rates,

•	local business practices and political issues,

•	potential delays or disruptions in shipping and related pricing impacts and

•	the disruption of imports by labor disputes;

•	the possible inability of our manufacturers to deliver products in a timely manner or meet quality standards;

•	rising energy costs;

•	increases in the costs of mailing, paper and printing;

•	our ability to implement and sustain information technology systems; and

•	our failure to comply with regulatory requirements.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release or the first quarter earnings call to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:

Limited Brands:
Investor Relations	Media Relations
Amie Preston	Tammy Roberts Myers
(614) 415-6704	(614) 415-7072
apreston@limitedbrands.com	extcomm@limitedbrands.com

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

THIRTEEN WEEKS ENDED MAY 3, 2008 AND MAY 5, 2007

(Unaudited)

(In thousands except per share amounts)

	2008	2007
Net Sales	$1,925,081	$2,310,843
Gross Profit	641,117	794,758
General, Administrative and Store Operating Expenses	(540,680)	(686,233)
Net Gain on Joint Ventures	108,962	—

Operating Income	209,399	108,525
Interest Expense	(45,021)	(25,363)
Interest Income	5,553	2,748
Other Income	4,583	165
Minority Interest	999	5,853

Income Before Income Taxes	175,513	91,928
Provision for Income Taxes	77,732	39,000

Net Income	$97,781	$52,928

Net Income Per Diluted Share	$0.28	$0.13

Weighted Average Shares Outstanding	344,147	406,164

Certain prior year amounts have been reclassified to conform with the current year presentation.